Exhibit 99.2

NerdWallet, Inc.
RSU Inducement Award Grant Notice
(2022 Inducement Equity Incentive Plan)
NerdWallet, Inc. (the “Company”), pursuant to its 2022 Inducement Equity Incentive Plan (the “Plan”) has awarded to you (the “Participant”) the number of restricted stock units (“RSUs”) specified, and on the terms set forth, below (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions set forth herein and in the Plan and the Award Agreement (the “Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:
The RSUs shall vest in full upon the third anniversary of the Date of Grant, subject to the Participant’s Continuous Service through such date. Notwithstanding the foregoing, in the event that in the period between the Date of Grant and the third anniversary of the Date of Grant, the Participant’s Continuous Service ends as a result of a Qualifying Termination and the Participant (or the Participant’s executor or representative in the case of his or her death) signs, and does not revoke, a release of all claims against the Company and its affiliates, in a form approved by the Company, within sixty (60) days following such Qualifying Termination, then the RSUs shall immediately vest in full on the date that such release becomes effective. Upon any termination of the Participant’s Continuous Service that is not a Qualifying Termination, any unvested RSUs shall be immediately forfeited.

Issuance Schedule:	One share of Common Stock will be issued for each RSU which vests at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The RSU Award is governed by this RSU Inducement Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

NerdWallet, Inc.	Participant:
By:	By:
Signature	Signature

Title:	Date:

Date:

Attachments: RSU Award Agreement, 2022 Inducement Equity Incentive Plan

Attachment I
Award Agreement

NerdWallet, Inc.
2022 Inducement Equity Incentive Plan
Award Agreement (RSU Inducement Award)
As reflected by your RSU Inducement Award Grant Notice (“Grant Notice”), NerdWallet, Inc. (the “Company”) has granted you an Award under its 2022 Inducement Equity Incentive Plan (the “Plan”) for the number of restricted stock units indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement.” Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your RSU Award are as follows:
1. Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)    Section 5 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;
(b)    Section 8(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and
(c)    Section 7 of the Plan regarding the tax consequences of your RSU Award.
Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2. Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Administrator, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3. Dividends. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.
4. Withholding Obligations. As further provided in Section 7 of the Plan, you hereby authorize withholding a number of shares of the Company’s Common Stock vesting under the RSU Award or from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
5. Date of Issuance.
(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.” Notwithstanding the foregoing, if the Restricted Stock Units vest on account of a Qualifying Termination, such shares of Common Stock may be issued within ten (10) days following the Original Issuance Date.
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash,
(iii)then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
(c)In addition and notwithstanding the foregoing, no shares of Common Stock issuable to you under this Section 5 as a result of the vesting of one or more Restricted Stock Units will be delivered to you until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any shares of Common Stock issuable to you under this Section 5 upon vesting of one or more Restricted Stock Units, such shares of Common Stock will not be issued on the Original Issuance Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when you are permitted to sell shares of Common Stock on an established stock exchange or stock market, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities. Notwithstanding the foregoing, the issuance date for any shares of Common Stock delayed under this Section 5(c) shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A of the Code or other Applicable Law.
(d)To the extent the RSU Award is a Non-Exempt RSU Award, the provisions of Section 10 of the Plan shall apply.

6. Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
7. Corporate Transaction. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8. No Liability For Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
9. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge and agree to be subject to the Company’s Trading Policy, which such Trading Policy has been or will be made available to you.
11. Definitions.
(a)“Cause” means the occurrence of any of the following events: (i) your conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) your participation in a material fraud or material act of dishonesty against the Company, (iii) your willful and material breach of your duties that has not been cured within thirty (30) days after written notice from the Company of such breach, (iv) your intentional and material damage to the Company’s property (but excluding inadvertent damage to Company property having a de minimis value), or (v) your material breach of your Confidential Information and Inventions Assignment Agreement or any other written restrictive covenant agreement between you and the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Administrator with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of the Participant was terminated with or without Cause for the purposes of outstanding Awards held by the Participant will have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.

(b)“Good Reason” means, without your consent, (i) a reduction of your base compensation by 10% or more, excluding any reduction that is applicable to substantially all similarly situated employees or (ii) a relocation of your principal office to a location that is in excess of 50 miles from its location as of the date of this Agreement. In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Company within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, resign from all positions then held with the Company effective not later than thirty (30) days after the end of the Company’s cure period.
(c)“Qualifying Termination” means the termination of your employment as a result of (i) the Company terminating your employment for any reason other than Cause or (ii) you voluntarily resigning your employment for Good Reason, provided, in any case, that a termination or resignation due your death or disability will not constitute a Qualifying Termination.
12. Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.